Exhibit 4.69

Execution Version

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT, dated as of January 11, 2017 (this “Agreement”), is entered into by and among Qiyi.com, Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company”) and the parties listed on Schedule 1 attached hereto (each party listed on Part A of Schedule 1, a “G1 Investor”, and collectively, the “G1 Investors”; each party listed on Part B of Schedule 1, a “G2 Investor”, and collectively, the “G2 Investors”; and the G1 Investors and G2 Investors collectively, the “Investors”).

RECITALS

WHEREAS, subject to the terms and conditions set forth herein, (i) the Company desires to issue and sell to each G1 Investor, and each G1 Investor, severally and not jointly, desires to purchase from the Company, certain convertible promissory note(s) in substantially the form attached hereto as Exhibit A-1 (each, a “G1 Note”, and collectively, the “G1 Notes”) in the principal amount(s) set forth opposite such G1 Investor’s name on Schedule 1, which shall be convertible into certain shares of the Company (the “G1 Conversion Shares”), and (ii) the Company desires to issue and sell to each G2 Investor, and each G2 Investor, severally and not jointly, desires to purchase from the Company, certain convertible promissory note(s) in substantially the form attached hereto as Exhibit A-2 (each, a “G2 Note”, and collectively, the “G2 Notes”; the G1 Notes and G2 Notes collectively, the “Notes”), which shall be convertible into certain shares of the Company (the “G2 Conversion Shares”, and collectively with the G1 Conversion Shares, the “Conversion Shares”) at the per share conversion price and on the other terms stated therein.

NOW, THEREFORE, in consideration of the above premises and the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Adverse Legal Development” has the meaning set forth in the Sixth Restated Articles.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, the Person specified, including, in the case of the Investors, any investment capital fund now or hereafter existing which is controlled by, or under the common control of, substantially the same principal(s) that control the Investors. Notwithstanding the foregoing, the parties acknowledge and agree that (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of the Transaction Documents to the contrary, the Transaction Documents shall not be binding on, or restrict the activities of, any Sequoia Entity outside of the Sequoia China Sector Group. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the PRC.

“Agreement” has the meaning set forth in the preamble, as amended, supplemented or modified from time to time in accordance with the terms hereof.

“Baidu” means Baidu Holdings Limited, a company incorporated under the laws of the British Virgin Islands.

“Basket” has the meaning set forth in Section 8.4 of this Agreement.

“Beijing WFOE” means Beijing Qiyi Century Science & Technology Co., Ltd. (“ ”), a wholly foreign-owned enterprise established under the laws of the PRC.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, Hong Kong or the PRC are authorized or required by law or executive order to close.

“Centre” has the meaning set forth in Section 10.9(b).

“Chongqing WFOE” means Chongqing Qiyi Tianxia Science & Technology Co., Ltd. (“ ”), a wholly foreign-owned enterprise established under the laws of the PRC.

“Circular 37” means Circular 37 issued by SAFE on July 14, 2014, including any amendment, implementing rules, or official interpretation thereof, and any other rules and circulars issued by SAFE regulating filings or registrations of round-trip investment.

“Closing” has the meaning set forth in Section 2.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.2 of this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Consideration” has the meaning set forth in Section 2.1 of this Agreement.

“Contractual Obligations” means, as to any Person, any provision of any security or financial instrument, issued by such Person or of any agreement, undertaking, contract, license, engagement, lease, indenture, mortgage, deed of trust, purchase order, commitment or other instrument or contractual arrangement, to which such Person is a party or by which it or any of its property is bound.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person (including without limitation, the power to determine or cause the determination of equity investment), whether through the ownership of voting securities, by contract or otherwise.

“Control Documents” means the exclusive technology consulting and service agreements ( ), business operation agreements ( ), business cooperation agreements ( ), software license contracts ( ), trademark license agreements ( ), exclusive option agreements ( ), voting rights proxy agreements ( ), loan agreements ( ), and equity pledge agreements ( ) entered into between the Beijing WFOE, on one hand, and the applicable Domestic Enterprises and/or their shareholders, on the other hand, for the purpose of consolidating the financial statements of the Domestic Enterprises by the Company in accordance with the US GAAP.

“Conversion Shares” has the meaning set forth in the recitals of this Agreement.

“Disclosure Schedule” means the schedule to be provided to the Investors by the Company attached hereto as Exhibit B.

“Domestic Enterprise” means each of (i) Beijing Dingxin Tianxia Science & Technology Co., Ltd. (“ ”), a limited liability company organized under the laws of the PRC, (ii) Beijing IQIYI Science & Technology Co., Ltd. (“ ”), a limited liability company organized under the laws of the PRC, (iii) Shanghai IQIYI Culture Media Co., Ltd. (“ ”), a limited liability company organized under the laws of the PRC and (iv) Shanghai Zhong Yuan Network Co., Ltd. (“ ”), a limited liability company organized under the laws of the PRC, and collectively, the “Domestic Enterprises”.

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interest (whether or not issued by such Person).

“Financial Statements” has the meaning set forth in Section 6(a) of Schedule 2.

“G1 Conversion Shares” has the meaning set forth in the recitals of this Agreement.

“G1 Investors” has the meaning set forth in the preamble to this Agreement.

“G1 Notes” has the meaning set forth in the recitals of this Agreement.

“G2 Conversion Shares” has the meaning set forth in the recitals of this Agreement.

“G2 Investors” has the meaning set forth in the preamble to this Agreement.

“G2 Notes” has the meaning set forth in the recitals of this Agreement.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any stock exchange or its governing body.

“Group Company” means each of the Company, the HK Subsidiary, the PRC Entities, together with their respective Subsidiaries, and “Group” refers to all of Group Companies collectively.

“HK Subsidiary” means Qiyi.com HK Limited, a company limited by shares incorporated under the laws of Hong Kong.

“Hong Kong” means the Hong Kong Special Administration Region of the PRC.

“Indemnified Party” has the meaning set forth in Section 8.1 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 8.1 of this Agreement.

“Initial Public Offering” means an initial public offering of any Equity Securities of the Company on New York Stock Exchange, NASDAQ Stock Market, the Hong Kong Stock Exchange or such other stock exchange approved by the Board of Directors.

“Investors” has the meaning set forth in the preamble to this Agreement.

“Key Employee” means each person listed in Schedule 4 attached hereto.

“Litigation” has the meaning set forth in Section 9(a) of Schedule 2 attached hereto.

“Long Stop Date” has the meaning set forth in Section 9.1 of this Agreement.

“Losses” has the meaning set forth in Section 8.1 of this Agreement.

“Material Adverse Effect” means any change, event, circumstance or effect, individually or when taken together with all other changes, events, circumstances, or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that (i) is, or would reasonably be expected to be, materially adverse to the business, operations, assets (including intangible assets), liabilities, condition (financial or otherwise), property, results of operations of the Group Companies, as a whole, or (ii) is or would reasonably be expected to materially impair the validity or enforceability of this Agreement or any of the other Transaction Documents against the Company or (iii) is or would reasonably be expected to materially and adversely affect the Company’s ability to perform its material obligations under this Agreement, or any other Transaction Document, or in connection with the transactions contemplated hereunder or thereunder; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Material Adverse Effect, nor shall any change, event or circumstance relating to or resulting from any of the following be taken into account in determining whether a Material Adverse Effect has occurred or would result: (i) general economic conditions in global or Chinese markets (including financial, banking, credit, currency and capital markets); (ii) fluctuations in currency exchange rates; (iii) conditions generally affecting the industry in which the Group Companies operate (but excluding any changes in applicable Requirements of Law or US GAAP that would, or would reasonably be expected to, result in a “Redemption Trigger Event” (as defined in the Sixth Restated Articles)); (iv) the commencement or material worsening of a war or armed hostilities or other national or international calamity, or the occurrence of any military or terrorist attack; (v) acts of God or natural disasters; and (vi) any actions taken, or failures to take action pursuant to or in accordance with this Agreement or at the request of the Investors or any change, event or circumstance solely resulting from such actions or failures to take action; which, in the case of any of the foregoing clauses (i) through (v) does not disproportionately affect the Group Companies, taken as a whole, relative to other comparable companies in the industries in which they operate.

“Notes” has the meaning set forth in the recitals of this Agreement.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Ordinary Shares” means the ordinary shares of the Company with a par value of US$0.00001 each.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Permitted Liens” means (i) liens disclosed on the Financial Statements, (ii) liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Financial Statements), or (iii) liens which do not materially detract from the value or materially interfere with any present or intended use of any property or assets of the Company and/or the Group Companies.

“PRC” means the People’s Republic of China excluding, for the purpose of this Agreement, Hong Kong, Macau and Taiwan.

“PRC Entities” means the Beijing WFOE, the Chongqing WFOE, the Domestic Enterprises and each of their respective Subsidiaries.

“Qualified Financing” means the Company’s next preferred shares financing transaction on or before the first anniversary of the Closing Date, either (i) with a total investment amount or subscription price in such next preferred shares financing transaction of no less than US$100,000,000, which for the avoidance of doubt shall not include the principal amount of the Notes, or (ii) with the number of shares newly issued in such next preferred shares financing transaction constituting no less than 5% of the Company’s total issued and outstanding share capital immediately prior to the consummation of such transaction, which for the avoidance of doubt shall not include the Conversion Shares.

“Requirements of Law” means, as to any Person, any law, statute, treaty, rule, regulation, order, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“Series A Preferred Shares” means the series A preferred shares of the Company with a par value of US$0.00001 each, with the rights and preferences set forth in the Sixth Restated Articles.

“Series A-1 Junior Preferred Shares” means the series A-1 junior preferred shares of the Company with a par value of US$0.00001 each, with the rights and preferences set forth in the Sixth Restated Articles.

“Series B Preferred Shares” means the series B preferred shares of the Company with a par value of US$0.00001 each, with the rights and preferences set forth in the Sixth Restated Articles.

“Series C Preferred Shares” means the series C preferred shares of the Company with a par value of US$0.00001 each, with the rights and preferences set forth in the Sixth Restated Articles.

“Series D Preferred Shares” means the series D preferred shares of the Company with a par value of US$0.00001 each, with the rights and preferences set forth in the Sixth Restated Articles.

“Series E Preferred Shares” means the series E preferred shares of the Company with a par value of US$0.00001 each, with the rights and preferences set forth in the Sixth Restated Articles.

“Series F Preferred Shares” means the series F preferred shares of the Company with a par value of US$0.00001 each, with the rights and preferences set forth in the Sixth Restated Articles.

“Series G Preferred Shares” means, collectively, the Series G1 Preferred Shares and the Series G2 Preferred Shares.

“Series G1 Preferred Shares” means the series G1 preferred shares of the Company with a par value of US$0.00001 each, to be issued by the Company to the G1 Investors upon conversion of the G1 Notes at the election of the Company in accordance with the terms and conditions of the G1 Notes and containing the terms set forth in the Terms of Series G.

“Series G2 Preferred Shares” means the series G2 preferred shares of the Company with a par value of US$0.00001 each, to be issued by the Company to the G2 Investors upon conversion of the G2 Notes at the election of the Company in accordance with the terms and conditions of the G2 Notes and containing the terms set forth in the Terms of Series G.

“Shareholders Agreement” means the Fifth Amended and Restated Shareholders Agreement dated November 11, 2014 between the Company and the parties named therein.

“Sixth Restated Articles” means the Sixth Amended and Restated Memorandum and Articles of Association of the Company as adopted on, and effective as of, November 11, 2014.

“Subsidiaries” means, as of the relevant date of determination, (i) with respect to any Person, any other Person of which more than 50% of the voting power of the outstanding voting securities or more than 50% of the outstanding economic equity interest or ownership is held, directly or indirectly, by such Person and (ii) with respect to any Group Company, any other Person of which actual or de facto Control is held, directly or indirectly, by the applicable Group Company. Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of any of the Group Company.

“Tax” means all forms of taxation, estate, duties, deductions, withholdings, duties, imposts, levies, fees, charges, social security contributions and rates imposed, levied, collected, withheld or assessed by any local, municipal, regional, urban, state, federal or other governmental body in the PRC or any other jurisdiction and any interest, additional taxation, penalty, surcharge or fine in connection therewith.

“Terms of Investor Rights” means the terms and conditions of certain rights and provisions of the Investors upon conversion of the Notes at the election of the Company in the form attached hereto as Exhibit D.

“Terms of Series G” means the terms and conditions in respect of the Series G Preferred Shares in the form attached hereto as Exhibit C.

“Terms of Irrevocable Voting Undertaking and Proxy” means the terms and conditions of certain irrevocable voting undertaking and proxy and power of attorney in the form attached hereto as Exhibit E to be entered into by the G2 Investors holding G2 Conversion Shares immediately prior to and as a condition to the conversion of such G2 Notes into G2 Conversion Shares.

“Transaction Documents” means, collectively, this Agreement and the Notes.

“US GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are in effect from time to time, as codified and described in FASB Statement No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.

“US$” means the United States Dollar, the law currency of the United States of America.

1.2 Rules of Construction.

Interpretation of this Agreement shall be governed by the following rules of construction: (i) the words such as “herein,” “hereinafter,” “hereof,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, including any Schedules or Exhibits hereto, as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (ii) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (iii) references to the terms Article, Section, Schedule and Exhibit are references to the Articles, Sections, Schedules and Exhibits to this Agreement, unless otherwise specified; (iv) references to “US$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (ix) the parties hereto have each participated in the negotiation and drafting of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof; (x) a reference to any Person includes such Person’s successors and permitted assigns; (xi) any reference to “days” means calendar days unless Business Days are expressly specified; and (xii) when calculating the period of time before which, within which or following which any act is to be done or any step is taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

ARTICLE II.

PURCHASE AND SALE OF NOTES

2.1 Purchase and Sale of Notes.

Subject to the terms and conditions set forth herein and in the G1 Notes and G2 Notes, as applicable, (i) the Company agrees to issue and sell to each G1 Investor, and each G1 Investor, severally but not jointly, agrees to purchase from the Company, at the Closing, certain G1 Note(s) in the principal amount(s) set forth opposite such G1 Investor’s name on Part A of Schedule 1, and (ii) the Company agrees to issue and sell to each G2 Investor, and each G2 Investor, severally but not jointly, agrees to purchase from the Company, at the Closing, certain G2 Note(s) in the principal amount(s) set forth opposite such G2 Investor’s name on Part B of Schedule 1, in each case, for the amount of cash set forth opposite such Investor’s name on Schedule 1 (the “Consideration”).

2.2 Closing; Delivery.

(a) Unless this Agreement shall have terminated pursuant to Article IX, and subject to the satisfaction or waiver of the conditions set forth in Articles V and VI, the closing of the sale and purchase of the Notes (the “Closing,”) shall take place remotely via the exchange of documents and signatures, as soon as practicable (but not later than the tenth (10th) Business Day) following the date upon which the conditions set forth in Articles V and VI shall be satisfied or waived in accordance with this Agreement, or at such other time and place that the Company and the Investors may agree in writing (the “Closing Date”).

(b) On the Closing Date:

(i) each Investor shall deliver to the Company the Consideration as set forth opposite its name on Schedule 1, by wire transfer of immediately available funds to an account designated by the Company (which shall be provided to such Investor in writing at least five (5) Business Days prior to the Closing);

(ii) each Investor shall deliver to the Company the applicable Note(s) counter-signed by such Investor, agreeing to be bound by the terms and conditions of such Note(s); and

(iii) the Company shall issue and deliver to such Investor the applicable Note(s) as set forth opposite such Investor’s name on Schedule 1.

2.3 Use of Proceeds.

The proceeds from the sale of the Notes to the Investors shall be used for general working capital purposes and capital expenditures of the Group Companies, subject to the approval by the Board of Directors in accordance with the Shareholders Agreement and the Sixth Restated Articles.

2.4 Terms of Conversion Shares.

(a) In the event that the Notes are converted upon the closing of the Qualified Financing in accordance with the terms and conditions of the Notes, the Conversion Shares will be subject to the same general terms and conditions applicable to the Equity Securities of the Company issued in the Qualified Financing, provided that, prior to the Initial Public Offering, the G2 Conversion Shares shall be non-voting shares and shall not entitle the holders of such G2 Conversion Shares to vote at any meeting of shareholders or any class of shareholders of the Company or to execute any written consent to, or dissent from, any matter in respect of which the shareholders or any class of shareholders of the Company are sought to express such consent or dissent without a meeting (including but not limited to the signing of resolutions in writing of the shareholders or any class of shareholders of the Company). Notwithstanding the foregoing, if the terms and conditions applicable to the Equity Securities issued in the Qualified Financing are less favorable than those contained in the Terms of Series G and the Terms of Investor Rights as set forth in Exhibit C and Exhibit D, respectively, the Investor holding the applicable Note(s) shall have the right to elect that the Terms of Series G and the Terms of Investor Rights shall instead apply to the conversion of such Note upon the closing of the Qualified Financing.

(b) In the event that the Notes are converted at the election of the Company in accordance with the terms and conditions of the Notes, (i) the Company agrees that, immediately prior to such conversion of the Notes, it will take all reasonable actions to adopt an amended and restated memorandum and articles of association of the Company, authorizing the issuance of Series G Preferred Shares and incorporating the Terms of Series G; and (ii) the Company and each Investor agrees that, upon such conversion of the Notes, the Company and each Investor shall enter into an amended and restated shareholders agreement, in a form to be agreed between the Company and the Investors and incorporating the Terms of Investor Rights.

2.5 Dual-class Share Structure.

In the event that the Notes are converted into Conversion Shares, each of the Investors hereby agree that the Company shall adopt a dual class ordinary share structure immediately prior to the completion of the Initial Public Offering, to the extent permitted by Laws applicable in the jurisdiction where the Company seeks to conduct the Initial Public Offering, such that (i) the Ordinary Shares will consist of Class A ordinary shares and Class B ordinary shares, with holders of Class A ordinary shares being entitled to one vote per share in respect of matters requiring the votes of shareholders while holders of Class B ordinary shares being entitled to more than one vote per share, (ii) Baidu and its Affiliates shall hold Class B ordinary shares and all other shareholders shall hold Class A ordinary shares, and (iii) Class A ordinary shares or the depositary shares representing Class A ordinary shares shall be listed on a stock exchange in the jurisdiction where the Company conducts the Initial Public Offering and tradable subject to restrictions under applicable Laws. Each of the Investors agrees that the number of votes represented by each Class B ordinary shares shall be fixed by Baidu in its discretion to ensure that the voting power held by Baidu and its Affiliates represent more than 50% of the total voting power of the Company immediately after the Initial Public Offering. Each of the Investors agrees and undertakes to take all necessary actions, including by means of voting at each meeting of shareholders of the Company or in lieu of any such meeting giving its written consent with respect to, as the case may be, all of its voting securities of the Company as may be necessary, to support and adopt the dual class ordinary share structure as described above in this paragraph.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each Investor that, except as set forth in the Disclosure Schedule, the representations and warranties set forth in Schedule 2 are true and correct as of the date hereof and the Closing Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and acknowledges that each Investor in entering into this Agreement is relying on such representations and warranties.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each of the Investors hereby, severally but not jointly, represents and warrants to the Company that the representations and warranties set forth in Schedule 3 are true and correct as of the date hereof and the Closing Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and acknowledges that the Company in entering into this Agreement is relying on such representations and warranties.

ARTICLE V.

CONDITIONS TO THE OBLIGATION OF THE INVESTORS TO CLOSE

The obligation of each of the Investors to purchase the Notes and to pay the Consideration therefor, severally but not jointly, at the Closing shall be subject to the satisfaction as determined by, or waiver in writing by, such Investor of the following conditions on or before the Closing Date.

5.1 Representation and Warranties. Each of the representations and warranties of the Company contained in Article III hereof (a) that are qualified by materiality or Material Adverse Effect shall be true and correct as of the date hereof and as of the Closing Date (or, if any such representation or warranty is expressly stated to have been made on a specific date, at and on such specific date), and (b) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the date hereof and as of the Closing Date (or, if any such representation or warranty is expressly stated to have been made on a specific date, at and on such specific date); provided, however, that in the event of a breach of a representation or warranty (other than those set forth in Section 1 (Corporate Matters), Section 2 (Authorization and Validity of Transactions), and Section 3 (Legal Compliance) of Schedule 2 hereto), the condition set forth in this Section 5.1 shall be deemed satisfied, unless the effect of all such breaches of representations and warranties taken as a whole result in a Material Adverse Effect.

5.2 Compliance with Agreements. The Company shall have performed and complied in all material respects with all of its agreements, obligations and conditions set forth in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

5.3 Compliance Certificate. At the Closing, the Company shall have delivered a written certification dated the Closing Date in form and substance reasonably satisfactory to the Investors certifying that the conditions specified in Section 5.1 and Section 5.2 have been satisfied.

5.4 Legal Opinion. Such Investor shall have received a legal opinion issued by Walkers, the Company’s Cayman counsel, addressed to such Investor and dated as of the Closing Date.

5.5 No Material Adverse Change and Adverse Legal Development. Since the date hereof, there shall have been no event or circumstances having a Material Adverse Effect and there shall have been no Adverse Legal Development.

5.6 Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notice to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to Contractual Obligations of the Company which are necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement and each of the other Transaction Documents shall have been obtained and be in full force and effect, and any notice or other similar periods in connection with any regulatory actions of Governmental Authorities shall have expired without any action being taken or threatened.

5.7 No Material Judgment or Order. There shall not be on the Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which would (a) prohibit or restrict (i) the purchase and sale of the Notes or (ii) the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or (b) materially restrict the operation of the business of any of the Group Companies as conducted on the date hereof.

5.8 No Litigation. No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any Governmental Authority against any of the Group Companies which could, if adversely determined, have a Material Adverse Effect on the Group, taken as a whole.

5.9 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions (including corporate resolutions and good standing certificate dated no earlier than ten (10) Business Days prior to the Closing) shall be reasonably satisfactory in substance and form to such Investor, and such Investor shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

ARTICLE VI.

CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE

The obligation of the Company to issue and sell the Notes to each of the Investors at the Closing shall be subject to the satisfaction or waiver of the following conditions on or before the Closing Date:

6.1 Representation and Warranties. Each of the representations and warranties of such Investor contained in Article IV hereof shall be true and correct in all material respects as of the date hereof and as of the Closing Date (or, if any such representation or warranty is expressly stated to have been made on a specific date, at and on such specific date).

6.2 Compliance with this Agreement. Such Investor shall have performed and complied in all material respects with all of its agreements, obligations and conditions set forth herein that are required to be performed or complied with by such Investor on or before the Closing Date.

6.3 Compliance Certificate. At the Closing, such Investor shall have delivered a written certification dated the Closing Date in form and substance reasonably satisfactory to the Company certifying that the conditions specified in Section 6.1 and Section 6.2 have been satisfied.

6.4 Payment of Consideration. Each Investor shall have paid the applicable Consideration for the Notes to be purchased by such Investor at the Closing.

6.5 Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notice to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law in connection with the execution, delivery or performance by, or enforcement against, such Investor of this Agreement and each of the other Transaction Documents shall have been obtained and be in full force and effect, and any notice or other similar periods in connection with any regulatory actions of Governmental Authorities applicable to such Investor shall have expired without any action being taken or threatened.

6.6 No Material Judgment or Order. There shall not be on the Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which would (a) prohibit or restrict (i) the issuance and sale of the Notes or (ii) the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or (b) materially restrict the operation of the business of any of the Group Companies as conducted on the date hereof.

ARTICLE VII.

COVENANTS

7.1 Further Assurances. Each party hereto shall execute such documents and perform such further acts (including obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required to carry out or to perform the provisions of this Agreement and to give effect to the terms and intent of this Agreement, including the satisfaction of all conditions set forth in Article V and Article VI above.

7.2 Information. From the date hereof until the earlier of the Closing or the termination pursuant to Section 9.1, (a) the Company shall promptly notify the Investors of any Litigation commenced or threatened in writing against any Group Company, and (b) each party hereto shall promptly notify other parties hereto of any breach, violation or non-compliance of any of its representations, warranties or covenants hereunder by such party.

7.3 Completion of SAFE Registration. Each of the Investors shall use their respective best efforts to complete their respective registration or filing as required by Circular 37.

7.4 Voting Undertaking and Proxy. In the event that any G2 Notes shall have been converted into G2 Conversion Shares, each G2 Investor holding such G2 Conversion Shares shall, immediately prior to and as a condition to such conversion, execute and deliver to Baidu an irrevocable voting undertaking and an irrevocable voting proxy and power of attorney incorporating the Terms of Irrevocable Voting Undertaking and Proxy.

7.5 Compliance with Laws. The Company shall, and shall procure each of the Group Companies to, use its commercially reasonable efforts to comply with applicable laws of the jurisdiction of its incorporation as well as applicable requirements of the competent Governmental Authorities that are necessary for operation of its business.

ARTICLE VIII.

INDEMNIFICATION

8.1 Indemnification. Except as otherwise provided in this Article VIII, (a) the Company, on the one hand, and (b) each Investor, severally but not jointly, on the other hand, (each, an “Indemnifying Party”) agree to indemnify, defend and hold harmless each member of the other group and their respective Affiliates and the respective officers, directors, agents, employees, partners, members and Controlling persons of such member and its Affiliates (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, Litigation, or written threats thereof (including any Litigation by a third party), damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) or other liabilities (collectively, “Losses”) resulting from or arising out of any breach of any representation or warranty, covenant or agreement in this Agreement by the Indemnifying Party.

8.2 Notification of Third Party Claim. Each Indemnified Party under this Article VIII shall, promptly after the receipt of notice of the commencement of any Litigation by a third party against such Indemnified Party in respect of which indemnity may be sought from the Indemnifying Party under this Article VIII, notify the Indemnifying Party in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party (a) other than pursuant to this Article VIII or (b) under this Article VIII unless, and only to the extent that, such omission results in the Indemnifying Party’s forfeiture of substantive rights or defenses which are material. In case any such Litigation shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any Litigation in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the Indemnifying Party’s expense and to control its own defense of such Litigation if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Party (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for all of such fees and expenses of such counsel incurred in any action between the Indemnified Parties and any third party, as such expenses are incurred. The Indemnifying Party agrees that it will not, without the prior written consent of each Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Litigation relating to the matters contemplated hereby (if such Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Litigation. The Indemnifying Party shall not be liable for any settlement of any Litigation effected against an Indemnified Party without its written consent, which shall not be unreasonably withheld. The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Article VIII shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief.

8.3 Contribution. If the indemnification provided for in this Article VIII from the Indemnifying Party is unavailable to an Indemnified Party in respect of any Losses, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Sections 8.1 and 8.2, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

8.4 Limitation of Liability. An Indemnifying Party shall not have liability for any breach of any representation or warranty unless the aggregate amount of Losses incurred by the Indemnified Party and indemnifiable thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds US$3,000,000 (the “Basket”), and, in such event, the Indemnifying Party shall be required to indemnify the entire amount of all such Losses; provided, however, that the foregoing Basket shall not apply to any Losses related to the failure to be true and correct of any of the representations and warranties set forth in Section 1 (Corporate Matters) and Section 2 (Authorization and Validity of Transactions) of Schedule 2 hereto. The aggregate liability of the Indemnifying Party hereunder to each Indemnified Party for any breach of any representation or warranty shall not exceed the aggregate Consideration for the purchase of the applicable Notes. None of the parties shall have any liability for speculative, indirect, punitive, unforeseeable or consequential damages or lost profits resulting from any legal action or claim arising out of or relating to this Agreement.

ARTICLE IX.

TERMINATION OF AGREEMENT

9.1 Termination. This Agreement may be terminated prior to the Closing:

(a) at any time on or prior to the Closing, by mutual written consent of the Company and the Investors;

(b) at the election of the Company or the Investors by written notice to the other parties hereto at any time after September 30, 2017, if the Closing shall not have occurred by such date (the “Long Stop Date”), unless such date is extended by the mutual written consent of the Company and the Investors; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) at the election of the Investors, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach has not been cured within twenty (20) Business Days after delivery of written notice to the Company of such breach; or

(d) at the election of the Company, with respect to any Investor, if there has been a material breach of any representation, warranty, covenant or agreement on the part of such Investor contained in this Agreement, which breach has not been cured within twenty (20) Business Days after delivery of written notice to such Investor of such breach.

If this Agreement so terminates, it shall become null and void and have no further force or effect, except as otherwise provided in Section 9.2.

9.2 Survival. If this Agreement is terminated pursuant to Section 9.1, (a) this Agreement shall become void and of no further force and effect, except for the provisions of Sections 10.2 (Notices), 10.7 (Expenses), 10.8 (Governing Law), 10.9 (Dispute Resolution) and 10.12 (Publicity; Confidentiality), which shall survive the termination of this Agreement indefinitely or until the latest date permitted by law, (b) none of the parties hereto shall have any liability in respect of a termination of this Agreement pursuant to Section 9.1(a) or Section 9.1(b) (other than the party whose breach of a representation, warranty, covenant or agreement under this Agreement precipitated a termination pursuant to Section 9.1(b)), (c) nothing shall relieve any of the parties from liability for Losses resulting from the termination of this Agreement pursuant to Section 9.1(c) or Section 9.1(d), and (d) none of the parties hereto shall have any liability for speculative, indirect, punitive, unforeseeable or consequential damages or lost profits resulting from any legal action relating to the termination of this Agreement.

9.3 Termination Fee. If this Agreement is terminated (i) by the Company with respect to any Investor pursuant to Section 9.1(d) or (ii) by either the Company or any Investor pursuant to Section 9.1(b) as a result of (x) the failure by such Investor to fulfill the conditions set forth in Section 6.5 or (y) any other reason that is attributable to such Investor to consummate the Closing prior to the Long Stop Date, such Investor shall pay to the Company in immediately available funds an amount equal to 5% of such Investor’s Consideration within three (3) Business Days after such termination.

ARTICLE X.

MISCELLANEOUS

10.1 Survival of Representations and Warranties. The representations and warranties made by each party hereto shall survive the Closing for a period of two (2) years (except for the Company’s representations and warranties set forth in Section 7 (Taxes) of Schedule 2, which shall survive the Closing for a period of five (5) years) and shall terminate and be of no further force and effect thereafter, provide that if a claim is made by any party hereto to another party against whom such indemnity is sought with respect to any breach of a representation or warranty giving rise to the right of indemnity as set forth in Article VIII before the expiration of the applicable survival period, such representation or warranty, as applicable, shall survive the time at which it would otherwise terminate until such claim is solved or settled.

10.2 Notices.

(a) Any party hereto giving any notice or making any other communication pursuant to this Agreement shall give such notice or make such other communication in writing and shall use one of the following methods of delivery: personal delivery, courier with all fees prepaid or facsimile. A notice or other communication is effective only if the party hereto giving the notice or making the other communication has complied with the preceding sentence and if the addressee has received the notice or other communication; provided, that, a notice or other communication is deemed to have been received:

(i) if a notice or other communication is delivered in person, or sent by courier, upon receipt by the party hereto to whom the notice or other communication is addressed as indicated by the date on a signed receipt for such notice or other communication signed for or on behalf of such party; or

(ii) if a notice or other communication is sent by facsimile, upon receipt by the party hereto giving or making the notice or other communication of an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number.

(b) Any notice or other communication to a party hereto pursuant to this Agreement shall use the following address and facsimile number for such party (or such other address or facsimile number as such party may have notified to the other parties hereto pursuant to this Section 10.2):

if to the Company:

Qiyi.com, Inc.

17/F, Capital Development Tower

No.2, Haidian North 1st Street

Haidian District, Beijing 100080, PRC

Fax: 86-10-6267 7000

Attn: Wang Shuwen

if to an Investor, at the address or facsimile number as set forth in Schedule 1.

(c) A failure to deliver an informational copy of a notice or other communication to the applicable Person set forth in Section 10.2(b) above does not affect the effectiveness of a notice or other communication that is otherwise given in accordance with this Section.

(d) In the event that an addressee of a notice or communication rejects or otherwise refuses to accept a notice or other communication delivered or sent in accordance with this Section 10.2, or if the notice or other communication cannot be delivered because of a change in address for which no notice was given, then such notice or other communication is deemed to have been received upon such rejection, refusal or inability to deliver.

(e) Any party may by notice given in accordance with this Section 10.2 designate another address or Person for receipt of notices hereunder.

10.3 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Neither the Company on the one hand, nor the Investors on the other hand, shall assign any of its rights or delegate or transfer any of its obligations under this Agreement without the written consent of the other side Except as otherwise provided herein, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

10.4 Amendment and Waiver.

(a) No failure or delay on any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the party hereto at law, in equity or otherwise.

(b) Except as otherwise expressly specified in this Agreement, any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the parties hereto from the terms of any provision of this Agreement, shall be effective and binding on the parties hereto (i) only if it is made or given in writing and signed by all of the parties hereto and (ii) only in the specific instance and for the specific purpose for which made or given.

10.5 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be as effective as delivery of a manually executed counterpart of a signature page of this Agreement.

10.6 Specific Performance. The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party’s obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

10.7 Expenses. All costs and expenses (including taxes, if any) incurred in connection with this Agreement, the other Transaction Documents and any transaction contemplated hereby and thereby shall be paid by the party incurring such cost or expense.

10.8 Governing Law. The laws of the State of New York (without giving effect to its conflicts of law principles) govern this Agreement and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including (a) its negotiation, execution, validity, interpretation, construction, performance and enforcement and (b) the rights and duties of the parties in whole or in part.

10.9 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other parties hereto a written request for such consultation. If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any party with notice to the other parties.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three (3) arbitrators. Each opposing party to a dispute shall be entitled to appoint one arbitrator (where there are more than one party to one side of the dispute, the parties whose interests are aligned shall jointly appoint one arbitrator), and the third arbitrator shall be jointly appointed by the disputing parties or, failing such agreement by thirty (30) days after the appointment by each party of its arbitrator, the appointment of the third arbitrator shall be made by the Secretary General of the Centre.

(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 10.9, including the provisions concerning the appointment of arbitrators, the provisions of this Section 10.9 shall prevail.

(d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of the State of New York and shall not apply any other substantive law.

(e) Each party to an arbitration hereunder shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award. In the event of any failure of a party to this Agreement to comply with the award of the arbitration tribunal, the non-complying party shall be liable to the other parties for all reasonable costs and expenses of such enforcement.

(g) Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal, but such relief shall only be sought on the ground that the award to which the party may be entitled would be ineffectual without interim relief.

(h) The costs of arbitration shall be borne by the losing party(ies), unless otherwise determined by the arbitration tribunal.

10.10 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

10.11 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

10.12 Publicity; Confidentiality. None of the parties hereto shall issue a press release or public announcement or otherwise make any disclosure concerning (i) the provisions of this Agreement, the other Transactions Documents or the transactions contemplated hereby or thereby, (ii) the negotiations relating to this Agreement or the other Transaction Documents, or (iii) the information of the other parties received during the negotiations and execution of this Agreement and the other Transaction Documents without prior written approval by the Company and the Investors; provided, however, that nothing in this Agreement shall restrict any party from disclosing information (a) that is already publicly available and not as a result of a breach of this Section 10.12, (b) that may be required by applicable Requirements of Law, provided that such party will use reasonable efforts to (i) notify the other party in advance of such disclosure so as to permit the other party to seek a protective order or otherwise contest such disclosure, and such party will use reasonable efforts to cooperate, at the expense of the other party, with the other party in pursuing any such protective order, and/or (ii) to obtain confidential treatment of any information so disclosed, (c) to such party’s officers, directors, shareholders, investors, advisors, employees, members, partners, Controlling persons, auditors or counsel (as well as bona fide prospective lenders, investors, partners and advisors as long as such parties are subject to appropriate nondisclosure obligations) as may be reasonably required, or (d) to Persons from whom releases, consents or approvals are required, or to whom notice is required to be provided, pursuant to the transactions contemplated by the Transaction Documents or any Requirement of Law.

10.13 Consultation With Counsel. Each party hereto warrants that each of them has been represented and advised by legal counsel or has had full opportunity to be represented and advised by legal counsel with respect to this Agreement and all matters covered by it. Each of them represents and agrees that if it has elected not to be represented by legal counsel in the negotiation, preparation or execution of this Agreement, such election was made freely and voluntarily with full awareness of the consequences of the decision and that it is fully aware of the content and legal effect of this Agreement, and has executed or will execute this Agreement after independent investigation and without fraud, duress or undue influence.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Note Purchase Agreement as of the date first written above.

COMPANY:

QIYI.COM, INC.

By:	/s/ Gong Yu
Name:	GONG YU
Title:	Director

[SIGNATURE PAGE TO QIYI.COM, INC. NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Note Purchase Agreement as of the date first written above.

G1 INVESTOR:

BAIDU HOLDINGS LIMITED

By:	/s/ Yanhong Li
Name:	Yanhong Li
Title:	Director

[SIGNATURE PAGE TO QIYI.COM, INC. NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Note Purchase Agreement as of the date first written above.

G1 INVESTOR:

BCCF CAPITAL LIMITED PARTNERSHIP

By:	/s/ Jianqiang Deng
Name:
Title:

[SIGNATURE PAGE TO QIYI.COM, INC. NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Note Purchase Agreement as of the date first written above.

G1 INVESTOR:

HARVEST REWARDS FUND LP

By:	/s/ Changqi Lu
Name:
Title:

[SIGNATURE PAGE TO QIYI.COM, INC. NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Note Purchase Agreement as of the date first written above.

G2 INVESTOR:

MADRONE OPPORTUNITY FUND, L.P.

By:	Madrone Capital Partners, LLC,

Its General Partner

By:	/s/ Greg Penner
Name:	Greg Penner
Title:	Manager

[SIGNATURE PAGE TO QIYI.COM, INC. NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Note Purchase Agreement as of the date first written above.

G2 INVESTOR:

XIANG HE FUND I, L.P.

By:	/s/ authorized signatory
Name:
Title:

[SIGNATURE PAGE TO QIYI.COM, INC. NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Note Purchase Agreement as of the date first written above.

G2 INVESTOR:

CMC CUE HOLDINGS LIMITED

By:	/s/ Xian Chen
Name:	Xian Chen
Title:	Director

[SIGNATURE PAGE TO QIYI.COM, INC. NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Note Purchase Agreement as of the date first written above.

G2 INVESTOR:

EASTONE INTERNATIONAL CO., LTD

By:	/s/ authorized signatory
Name:
Title:

[SIGNATURE PAGE TO QIYI.COM, INC. NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Note Purchase Agreement as of the date first written above.

G2 INVESTOR:

GORGEOUS RAINBOW LIMITED

By:	/s/ Khalid Iton
Name:	Khalid Iton
Title:	Director

[SIGNATURE PAGE TO QIYI.COM, INC. NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Note Purchase Agreement as of the date first written above.

G2 INVESTOR:

HH RSV-V HOLDINGS LIMITED

By:	/s/ Jennifer Neo
Name:	Jennifer Neo
Title:	Director

[SIGNATURE PAGE TO QIYI.COM, INC. NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Note Purchase Agreement as of the date first written above.

G2 INVESTOR:

HONEY BEST LIMITED

By:	/s/ Jin Zheng
Name:	Jin Zheng
Title:	Director

[SIGNATURE PAGE TO QIYI.COM, INC. NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Note Purchase Agreement as of the date first written above.

G2 INVESTOR:

IDG INFINITY FINANCIAL LIMITED

By:	/s/ Yihong Guo
Name:	Yihong Guo
Title:	Authorized Signatory

[SIGNATURE PAGE TO QIYI.COM, INC. NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Note Purchase Agreement as of the date first written above.

G2 INVESTOR:

RUN LIANG TAI (HONG KONG) INVESTMENT COMPANY LIMITED

By:	/s/ Yang Yuxiang
Name:	Yang Yuxiang
Title:	Director

[SIGNATURE PAGE TO QIYI.COM, INC. NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Note Purchase Agreement as of the date first written above.

G2 INVESTOR:

SCC GROWTH IV HOLDCO A, LTD.

By:	/s/ Ip Siu Wai Eva
Name:	Ip Siu Wai Eva
Title:	Authorized Signatory

[SIGNATURE PAGE TO QIYI.COM, INC. NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Note Purchase Agreement as of the date first written above.

G2 INVESTOR:

SILVERLINK CAPITAL LP

By:	/s/ Andrew Tsuei
Name:	Andrew Tsuei
Title:	Managing Director of Silverlink Holdings Limited as General Partner

[SIGNATURE PAGE TO QIYI.COM, INC. NOTE PURCHASE AGREEMENT]

Schedule 1

Part A

G1 Investors

Name and Address of Investors	Principal Amount of G1 Note	Consideration
Baidu Holdings Limited Address: No.10 Shangdi 10th Street, Haidian District, Beijing,100085, PRC Fax: (86) 10 5992 0000	US$300,000,000	US$300,000,000

BCCF Capital Limited Partnership

Address:

20/F, UNO Center Office,

No.2A, Jiangtai Road, Chaoyang District,

Beijing 100016, P.R. China

Attn: LI Ji

E-mail: ji.li@bccf.com.cn

Tel: (86) 10 5682 6952

Fax: (86) 10 5682 6998

	US$80,000,000	US$80,000,000

Harvest Rewards Fund LP Address: 31/F, One Exchange Square, 8 Connaught Place, Central, Hong Kong Attn: E-mail: renjianqiong@ample-harvest.com Tel: (86) 18612205601 Fax: (852) 3921 8900	US$25,000,000	US$25,000,000

G1 TOTAL	US$405,000,000	US$405,000,000

SCHEDULE 1-1

Part B

G2 Investors

Name and Address of Investors	Principal Amount of G2 Note	Consideration
Madrone Opportunity Fund, L.P. Attn: Greg Penner E-mail: greg@madronecap.com	US$50,000,000	US$50,000,000

Xiang He Fund I, L.P.

Address:

PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

Attn: Hesong Tang / Eva Wang

E-mail: htang@xianghecap.com /

ewang@xianghecap.com

Tel: (1) 650 666 7287 / (1) 650 319 5662

	US$10,000,000	US$10,000,000

CMC CUE HOLDINGS LIMITED Address: Unit 2208, North Building, Kerry Centre 1 Guanghua Road, Chaoyang District Beijing, China Attn: CHEN Xian E-mail: alex.chen@cmccap.com Fax: (86) 10 6561 1002	US$80,000,000	US$80,000,000

Eastone International Co., Ltd

Address:

24/F, Building A, 4 Xing Gong Street, Sha He Kou District

Dalian, Liaoning, China

Attn: Weifen Xu

E-mail: xuweifen1210@163.com

Tel: (86) 411 8889 1311; (86) 15998598082

	US$114,200,000	US$114,200,000

Gorgeous Rainbow Limited Address: Suite 1508, 15/F, Hutchison House, 10 Harcourt Road,	US$220,000,000	US$220,000,000
Central, Hong Kong Attn: Joey CHEN E-mail: jchen@boyucapital.com Fax: (852) 3987 1711

SCHEDULE 1-2

HH RSV-V Holdings Limited

Address:

Floor 28, Building B, PingAn

International Financial Center,

No. 1-3, Xinyuan South Road,

Chaoyang District, Beijing

100027 PRC

Attn: Paul Ma

E-mail: yma@hillhousecap.com;

with a copy to

Legal@hillhousecap.com

Fax: (86) 10 5952 0882

	US$350,000,000	US$350,000,000

Honey Best Limited Address: Room904, Tower E1, Oriental Plaza, No.1 East Chang’an Avenue, Dongcheng District, Beijing, PRC Attn: CHAI Hua E-mail: hua.chai@everbright-idg.com Fax: (86) 10 8518 8718	US$80,000,000	US$80,000,000

IDG Infinity Financial Limited

Address:

c/o IDG Capital Management

(HK) Ltd.

Unit 5505, 55/F., The Center

99 Queen’s Road

Central, Hong Kong

Attn: Chi Sing HO

Fax: (852) 2529 1619

With a copy to:

Address: c/o IDG Capital

Investment Consultancy

(Beijing) Co., Ltd.

Floor 6, Tower A, COFCO Plaza,

8 Jianguomennei Dajie

Beijing, 100005, P.R. China

Attn: Mr. GUO Rui

	US$50,000,000	US$50,000,000
Fax: (86) 10 8512 0225

SCHEDULE 1-3

Run Liang Tai (Hong Kong) Investment Company Limited

Address:

9/F AMTEL BLDG 148 DES

VOEUX RD CENTRAL

CENTRAL HONG KONG

Attn: Meng Xiang Yun

Office Address:

SCG Parkside , 1006-1008 868

Yinghua Rd, Pudong Shanghai,

China

E-mail: xmeng@boliucapital.com

Fax: (86) 021 2612 0960-716

	US$130,800,000	US$130,800,000

SCC Growth IV Holdco A, Ltd. Address: Suite 3613, 36/F, Two Pacific Place, 88 Queensway Hong Kong Attn: Ip Siu Wai Eva E-mail: eip@sequoiacap.com Fax: (852) 2501 5249	US$80,000,000	US$80,000,000

Silverlink Capital LP Address: Suite 1502, 15F, Beautiful Group Tower 74-77 Connaught Road Central Central, HK Attn: Theresa Teng E-mail: theresa@silverlinkcapital.com	US$40,000,000	US$40,000,000

G2 TOTAL	US$1,205,000,000	US$1,205,000,000

SCHEDULE 1-4

Schedule 2

Representations and Warranties of the Company

Definitions

In this Schedule 2, in addition to the capitalized terms defined in Article I of this Agreement, the following terms have the meanings as follows:

“Assets” means all assets, rights and privileges of any nature and all goodwill associated therewith, including all rights in respect of Contractual Obligations, all Intellectual Property, Technology and Equipment.

“Charter” means memorandum of association, articles of association, by-laws or other corporate constituting documents (including the business license for any entity organized under the laws of the PRC).

“Contingent Obligation” means, with respect to any Person, any agreement by such Person with respect to any Indebtedness (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor as required by or as a condition of any such primary obligation, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability by the primary obligor to perform any primary obligation. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

“Copyrights” means copyrights, mask work rights, database rights and design rights, whether or not registered, published or unpublished, and all registrations and applications for registration thereof, and all rights therein, whether provided by international treaties or conventions or otherwise.

“Environmental Laws” means laws, regulations and codes of the PRC or any other jurisdiction, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health and safety.

“Equipment” means all plant and machinery, tools and equipment, vehicles and office furniture, computer equipment and accessories and other tangible Assets.

“Financial Statements” has the meaning set forth in Section 6(a) of this Schedule 2.

“Indebtedness” means, as to any Person, without duplication, (a) all obligations of such Person for borrowed money (including, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with the US GAAP, recorded as capital leases, (f) all indebtedness described in the foregoing clauses secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (g) any Contingent Obligation of such Person.

SCHEDULE 2-1

“Intellectual Property” means rights relating to all of the following, whether protected, created or arising under the laws of PRC or any other foreign jurisdiction: (a) Patents, (b) Copyrights, (c) Trade Secrets, (d) Trademarks, (e) Internet Assets, and (f) all applications and registrations relating to any of the rights set forth in the foregoing clauses (a) to (e).

“Internet Assets” means all rights arising from, in, or in respect of any Internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

“knowledge”, with respect to the Company, means the Company’s actual knowledge that has been brought to the attention of the Key Employees and/or director(s) of the Company.

“Land Use Rights” means with respect to the land on which the facilities of any Group Company are located, the land use rights granted in relation thereto under the relevant land use right certificates and real estate certificates.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), preemptive right, right of first refusal, or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

“Litigation” has the meaning set forth in Section 9(a) of this Schedule 2.

“Material Contracts” has the meaning set forth in Section 5(a) of this Schedule 2.

“Patents” means any patents and patent applications issued by any Governmental Authority or made in any jurisdiction, including any statutory invention registrations, divisions, continuations, continuations-in-part, substitutions thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted, and any extensions, reissues, restorations and reexaminations of the foregoing.

“Plan” means any employee benefit plan, arrangement, policy, program, agreement or commitment, including any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan, whether oral or written, as to which any Group Company has or in the future could have any, direct or indirect, actual or contingent liability.

SCHEDULE 2-2

“Related Party”, with respect to the Group Companies, means (i) any shareholder of the Company or any Subsidiary, (ii) any director of the Company or any Subsidiary, (iii) any Key Employee, (iv) any Relative of a director of the Company or any Subsidiary, and (v) any Person in which any shareholder or director of the Company or any Subsidiary or any Key Employee, has a majority equity interest.

“Relative” of a natural person means her/his spouse, parents, children, grandparents, grandchildren and siblings.

“Software” means any computer software programs, source code, object code, data and documentation, including any computer software programs that incorporate and run any Group Company’s pricing models, formulae and algorithms.

“Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software, programs, models, routines, databases, tools, inventions, creations, improvements, works of authorship, recordings, graphs, drawings, reports, analyses, and other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Trade Secrets” means any trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, proprietary technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto, in each case, the value of which is contingent upon the maintenance of confidentiality thereof.

“Trademarks” means any trademarks, service marks, trade names, service names, trade dress, logos, and other product or service identifiers or identifiers of source, whether registered or unregistered, including all goodwill associated therewith and all common law rights, registrations and applications for registration thereof in any jurisdiction, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

The Warranties

1.	CORPORATE MATTERS

(a)	Organization, Good Standing and Qualification. Each of the Group Companies has been duly incorporated and organized under the laws of the jurisdiction of its incorporation, and is validly existing and in compliance with all registration and approval requirements relating to its establishment as a company under the laws of the jurisdiction of its incorporation. Each of the Group Companies has the corporate power and authority to own and operate its Assets and properties and to carry on its business as currently conducted. Each of the Group Companies is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction, except to the extent that the failure to be so qualified or be in good standing would not have, a Material Adverse Effect. Each PRC Entity has a valid business license issued by the State Administration for Industry and Commerce or its local branch, and has, since its establishment, carried on its business materially in compliance with the business scope set forth in its business license.

SCHEDULE 2-3

(b)	Charter Documents. All legal and procedural requirements and other formalities concerning such Charter and the arrangements set forth therein have been duly and properly complied with in all material respects.

(c)	Capitalization.

(i)	Ordinary Shares. As of the date hereof, the Company has authorized 3,500,000,000 Ordinary Shares, of which 342,548,237 are currently issued and outstanding. As of the Closing Date, the Company will have reserved 589,729,714 Ordinary Shares for issuance to officers, directors, employees and other service providers of the Company pursuant to (i) the employment agreement with the chief executive officer of the Company, and (ii) an equity incentive plan duly adopted by the Board of Directors and approved by the Company’s shareholders (as amended from time to time, collectively the “Share Option Reserve”).

(ii)	Preferred Shares. As of the date hereof, the Company has authorized 2,714,387,481 Preferred Shares: (i) 200,000,000 of which are designated as Series A Preferred Shares, all of which are issued and outstanding; (ii) 6,064,174 of which are designated as Series A-1 Junior Preferred Shares, all of which are issued and outstanding; (iii) 123,103,264 of which are designated as Series B Preferred Shares, all of which are issued and outstanding; (iv) 302,891,196 of which are designated as Series C Preferred Shares, all of which are issued and outstanding; (v) 848,682,647 of which are designated as Series D Preferred Shares, all of which are issued and outstanding, (vi) 686,646,383 of which are designated as Series E Preferred Shares, all of which are issued and outstanding, and (vii) 546,999,817 of which are designated as Series F Preferred Shares, all of which are issued and outstanding.

(iii)	HK Subsidiary. The authorized share capital of the HK Subsidiary on the date hereof is HK$10,000 divided into 10,000 shares with a par value of HK$1.00 each, one (1) share of which is issued and outstanding and held by the Company.

(iv)	PRC Entities. The registered capital of each of the PRC Entities on the date hereof is set forth opposite its name on Section 1(c) of the Disclosure Schedule, together with an accurate list of the registered shareholders of such registered capital.

(v)	Except for (i) the Transaction Documents, (ii) the Share Option Reserve, and (iii) the option to purchase the equity interest of the Domestic Enterprises as set forth in the Control Documents, there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire (i) any Equity Securities of the Group Companies or (ii) any other securities of the Group Companies and there are no commitments, contracts, agreements, arrangements or understandings by the Group Companies to issue any shares, capital stock or any Equity Securities or other securities of the Group Companies. The Conversion Shares, when issued to the Investors upon the conversion of the Notes, will be duly authorized, validly issued, fully paid and non-assessable, will be issued in compliance with the registration and qualification requirements of all applicable securities laws (assuming the accuracy of the representations and warranties of the Investors set forth in Article IV) and will be free and clear of all Liens, other than the pledge created under the Control Documents with respect to the equity interest of the Domestic Enterprises and except as set forth in the amended and restated shareholders agreement to be entered into upon the conversion of the Notes. All of the issued Equity Securities of the Group Companies are validly issued, fully paid and non-assessable, and were issued in compliance with the registration and qualification requirements of all applicable securities laws. The registered capital of each of the PRC Entities were timely contributed and such registered capital is nonassessable. All of the issued Equity Securities of the Group Companies are free and clear of any Lien (except as set forth in the Control Documents, the Shareholders Agreement and Requirements of Law).

SCHEDULE 2-4

(d)	Corporate Structure; Subsidiaries. Section 1(d) of the Disclosure Schedule sets forth a complete structure chart showing Group Companies, and indicating the ownership and Control relationships among all Group Companies and the jurisdiction in which each Group Company was organized. No Group Company owns or Controls, directly or indirectly, any Equity Security in any other Person except as disclosed in Section 1(d) of the Disclosure Schedule.

2.	AUTHORIZATION AND VALIDITY OF TRANSACTIONS

(a)	Authorization. The Company has the power and authority to execute and deliver the Transaction Documents and the other agreements to which it is a party and the execution of which is contemplated hereunder as well as to perform its respective obligations thereunder. Except for such corporate actions on the part of the Company in connection with the conversion of the Notes, all corporate actions on the part of the Company necessary for the authorization, execution and delivery of, and the performance of all of its respective obligations under, the Transaction Documents have been taken or will be taken prior to the Closing Date.

(b)	Enforceability. This Agreement and each other Transaction Document will be, when executed, a valid and binding obligation of and enforceable against the Company, except where such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) laws relating to the availability of specific performance or injunctive relief.

(c)	Consents and Approvals. Except for such Consents (as defined below) that will need to be made or obtained in connection with or as a result of the conversion of the Notes, all consents, licenses, permits, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filing with, any Governmental Authority or any other third party (“Consents”) which are required to be made or obtained by the Company in connection with the consummation of the transactions contemplated under this Agreement have been or will be obtained or made prior to and are effective as of the Closing.

SCHEDULE 2-5

(d)	No IP Litigation. To the knowledge of the Company, except as disclosed in Section 2(d) of the Disclosure Schedule, none of the Group Companies has pending material Litigation in which the right of any Group Company to use, sell or license out its Intellectual Property or Technology has been contested.

(e)	No Breach. The execution and delivery by the Company of each Transaction Document and the performance by the Company of its obligations under such documents do not:

(i)	breach or constitute a default under (with or without notice, lapse of time or both) any Charter document of the Company;

(ii)	result in a material breach of, or constitute a material default under (with or without notice, lapse of time or both), or give rise to a right of termination or cancellation with respect to any material Contractual Obligation to which the Company is a party or by which the Company or its material property or Assets is bound or result in the acceleration of any material obligation under any Contractual Obligation;

(iii)	result in a material violation or breach of or default under (with or without notice, lapse of time or both) any Requirements of Law or of any order, writ, injunction, judgment or decree of any Governmental Authority by which such Person or its property of Assets is bound.

(f)	No Brokerage Fees. No Person is entitled to receive from the Company or any of its Affiliates any finder’s fee, brokerage or commission in connection with this Agreement and each other Transaction Document or the transactions contemplated hereby or thereby.

3.	LEGAL COMPLIANCE

(a)	Compliance with Laws.

(i)	Each of the Group Companies is, and has been (including without limitation, with respect to the carrying on of its business or the ownership of its properties), in compliance in all material respects with all applicable Requirements of Law. None of the Group Companies nor, to the knowledge of the Company, any of its directors, officers or senior management staff, has committed any criminal offence that could result in arrest or that carries a penalty that could include imprisonment, or any tort or any breach of any Requirements of Law, in either case relating to the carrying on of the business of any Group Companies. None of the equity holders of any of the Group Companies is or has at any time committed any criminal offence or been in violation of any applicable Requirements of Law relating to the carrying on of the business of any Group Company.

(ii)	There are no Contractual Obligations or concerted practices to which any of the Group Companies is a party or by which any of the Group Companies is bound which are illegal or which contravene any applicable Requirements of Law in any material respects.

SCHEDULE 2-6

(iii)	Assuming the accuracy of the representations and warranties of the Investors set forth in Article IV, the offer, sale and issuance of the Notes and the issuance of the Conversion Shares upon the conversion of the Notes in conformity with the terms of this Agreement are exempt from the registration and prospectus delivery requirements of the United States Securities Act of 1933, as amended, and each other analogous provision of any other applicable body of securities law.

(b)	Permits. Each of the Group Companies has all material permits, approvals, authorizations, franchises and licenses necessary for the conduct of its business as currently conducted. None of the Group Companies is in breach of or default under any such permit, approval, authorization, franchise or license. All such permits approvals, authorizations, franchises and licenses will remain in full force and effect notwithstanding any transaction contemplated in connection with any Transaction Document. None of the Group Companies is in receipt of any letter or notice from any relevant Governmental Authority notifying revocation of any such permits or licenses issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it. Each of the PRC Entities has been conducting their respective business activities within their respective permitted scopes of business or are otherwise operating their respective businesses in material compliance with all Requirements of Law and with all requisite licenses, permits and approvals granted by competent PRC Governmental Authorities. In respect of approvals, licenses or permits requisite for the conduct of any part of the business of any of the Group Companies which are subject to periodic renewal, none of the Group Companies has any reason to believe that such requisite renewals will not be timely granted by the relevant Governmental Authorities.

(c)	Governmental Authority. (i) There is no Governmental Authority or other Person that has:

(x)	instituted or, to the knowledge of the Company, threatened any action or investigation to restrain, prohibit or otherwise challenge the acquisition of the Notes by the Investors or any of the transactions contemplated in connection with the Transaction Documents; or

(y)	to the knowledge of the Company, proposed or adopted any Requirements of Law which would prohibit, materially restrict the operations of any of the Group Companies as currently conducted or currently proposed to be conducted.

(ii)	None of the information requested by any Governmental Authority in relation to the transactions contemplated by this Agreement is, in the reasonable opinion of the Company, unusual or otherwise outside the ordinary course.

(d)	Compliance with Other Instruments. None of the Group Companies is in, nor shall the conduct of its business as currently result in, a violation, breach or default of any term of the Charter documents of the Company or the PRC Entity (as the case may be), or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company or the PRC Entity is a party or by which it or its property may be bound, or in any material respect of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon any of the Group Companies. None of the activities, agreements, commitments or rights of any of the Group Companies is ultra vires or unauthorized.

SCHEDULE 2-7

4.	ASSETS

(a)	Title to Assets. The Group Companies have good title to (free and clear of any Lien, except for Permitted Liens), or in the case of leased property and assets, have valid leasehold interests in, all its properties and assets (whether real, personal, tangible or intangible) reflected on the Financial Statements or acquired after June 30, 2016 except for properties and assets sold since June 30, 2016 in the ordinary course of business consistent with past practice or where the failure to have such good title or valid leasehold interests would not have a Material Adverse Effect. The foregoing properties and assets collectively represent in all material respects all properties and assets necessary for the conduct of the business of the Group Companies as presently conducted.

(b)	Land Use Rights. None of the Group Companies has at any time had any Land Use Rights or otherwise holds any title or other ownership interest to any real property.

(c)	Leased Properties. Section 4 (c) of the Disclosure Schedule lists all real property leased or subleased by the Group Companies. With respect to each lease and sublease in connection with all real property leased or subleased by the Group Companies:

(i) such lease or sublease is in full force and effect in all material respects, assuming the respective lessor holds valid title or land use rights to such properties;

(ii) (A) none of the Group Companies is, and to the knowledge of the Company, no other party to the lease or sublease is, in material default with respect to such lease or sublease, or (B) none of the Group Companies has received a written notice of default with respect to such lease or sublease;

(iii) there is no pending, or to the knowledge of the Company, threated condemnation, confiscation or eminent domain proceeding by any Governmental Authority with respect to the leased properties of the Group Companies which could cause a Material Adverse Effect on the Group Companies.

5.	CONTRACTS AND TRANSACTIONS

(a)	Material Contracts. With respect to each of the Contractual Obligations to which any of the Group Companies is a party (but excluding any Contractual Obligations that have been fully performed by all parties thereto, with no continuing obligations whatsoever by any party thereto), or by which it is bound, that: (i) was entered into outside of its ordinary course of business, (ii) involves total payments (contingent or otherwise) or revenues in excess of RMB400,000,000 individually with respect to each Contractual Obligation, (iii) involves any Related Party, (iv) extend for more than one year beyond the date of this Agreement, (v) are not terminable upon notice of thirty (30) days or less without incurring any penalty or obligation, (vi) contain exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any of the Group Companies’ right to offer or sell products or services in specified areas, during specified periods, or otherwise, other than those Contractual Obligations entered into by any Group Company during its ordinary course of business, (vii) transfer or license any Intellectual Property to or from the Group Companies (other than licenses granted in the ordinary course of business that also does not fall into any type from (ii) to (vi) and (viii), licenses from commercially readily available “off the shelf” computer software or licenses on the standard form of license agreement of the Group Companies), (viii) the termination of which would be reasonably likely to have a Material Adverse Effect or (ix) is otherwise material to the Group Companies (collectively, “Material Contracts”), the applicable Group Company is not in default (to the knowledge of the Company, nor with the giving of notice or passage of time, would be in default) in any material respect in the performance, observance or fulfillment of any of its obligations or covenants contained in any such Material Contract, and to the knowledge of the Company, none of the parties to any such Material Contract has indicated any intention to terminate, rescind, avoid or repudiate such Material Contract prior to the expiration of its term. Each Material Contract to which any of the Group Companies is a party has been duly authorized, executed and delivered by the applicable Group Company and, to the knowledge of the Company, by each other party thereto and constitutes the valid and binding obligation of the applicable Group Company and, to the knowledge of the Company, of each other party thereto, enforceable against the Group Companies and, to the knowledge of the Company, against each other party thereto, in accordance with its terms, except where such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) laws relating to the availability of specific performance or injunctive relief.

SCHEDULE 2-8

(b)	Performance. To the knowledge of the Company, there does not exist any fact, condition or circumstance which would render any material obligation under any Material Contract incapable of being performed.

6.	FINANCIAL MATTERS

(a)	Financial Statements. The Company has delivered or caused to be delivered to each Investor or its advisor (i) the unaudited and consolidated income statement for the six-month period ended June 30, 2016, and (ii) the unaudited consolidated balance sheet as of June 30, 2016 (collectively, the “Financial Statements”). The Financial Statements (x) are true, correct and complete in all material aspects and present fairly in all material aspects the financial condition of the Group Companies at the date or dates therein indicated and the results of operations for the period or periods therein specified, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments, and (y) have been prepared in all material aspects in accordance with the US GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by US GAAP.

(b)	No Material Liabilities. Since June 30, 2016, neither the Company nor any PRC Entity has incurred any material liability or obligation, absolute or contingent (individually or in the aggregate) other than (i) in ordinary course of business, or (ii) duly approved by the Board of Directors pursuant to the then-existing Charter of the Company. Since June 30, 2016, except for any of the followings that would not have a Material Adverse Effect and other than those incurred in the ordinary course of business and those as contemplated by the Transaction Documents, none of the Group Companies has:

SCHEDULE 2-9

(i)	purchased, acquired, sold, transferred, leased or otherwise disposed of any material assets;

(ii)	created, assumed or discharged any material Lien (other than Permitted Liens); and

(iii)	commenced or settled any material Litigation.

(c)	Financial Obligations. There is no Indebtedness made, given, assumed, guaranteed, entered into or incurred, directly or indirectly, by or on behalf of any of the Group Companies; and there are no Liens (except Permitted Liens) on the Assets of any of the Group Companies or any part thereof, in each case except as set forth in the Control Documents, or as reflected on Financial Statements. None of the Group Companies has entered into any financing or “off balance sheet” arrangements.

7.	TAXES

(a)	There are no material Taxes due and payable by any of the Group Companies which have not been timely paid or withheld. There are no accrued and unpaid material Taxes of any of the Group Companies which are due, whether or not disputed.

(b)	Each of the Group Companies has timely filed or caused to be filed all returns for Taxes that it is required to file (including all applicable extensions), and all such Tax returns are accurate and complete in all material aspects. No Group Company has received any written claim made by a Tax Governmental Authority having jurisdiction over such Group Company claiming such Group Company fails to file returns for Taxes that such Group Company is subject to taxation by that jurisdiction.

(c)	With respect to all such Tax returns of any of the Group Companies, (i) there is no unassessed Tax deficiency proposed or, to the knowledge of the Company, threatened against any of the Group Companies and (ii) no audit is in progress with respect to any return for Taxes, no extension of time is in force with respect to any date on which any return for Taxes was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax.

(d)	With respect to each Group Company, there is no pending investigation conducted by a Tax Governmental Authority having jurisdiction over such Group Company regarding its payment or withholding of Taxes.

(e)	There are no Liens (except Permitted Liens) for Taxes on the Assets of any of the Group Companies.

SCHEDULE 2-10

8.	INSURANCE

(a)	All of the insurance policies held by or on behalf of any of the Group Companies are valid and enforceable in accordance with their terms and are in full force and effect and cover risks associated with the Company’s or applicable PRC Entity’s business that are customarily insured against for companies similarly situated and in such amounts as are customarily insured against for companies similarly situated. None of such policies will be affected by, or terminate or lapse by reason of, any transaction contemplated in the Transaction Documents.

9.	CLAIMS AND PROCEEDINGS

(a)	No Litigation. Except as disclosed in Section 9(a) of the Disclosure Schedule, none of the Group Companies and any officer or director of any of the Group Companies (in his or her capacity as an officer or director) is engaged in, has pending or has been notified that it is the subject of any material action, suit, preceding, complaint, investigation, inquiry, claim, litigation, arbitration or administrative or criminal proceedings (collectively, “Litigation”), whether as plaintiff, defendant or otherwise. To the knowledge of the Company, there are no facts or circumstances likely to give rise to any material Litigation against any of the Group Companies or any officer or director thereof (in his or her capacity as an officer or director).

(b)	No Threatened Proceedings. To the knowledge of the Company, there is no threatened Litigation against any of the Group Companies or any officer or director thereof (in his or her capacity as an officer or director).

(c)	Environmental Matters. Each of the Group Companies is in compliance in all material respects with all applicable Environmental Laws, no material expenditures are or, to the knowledge of the Company, will be required in order to comply with any such laws.

10.	EMPLOYMENT AND LABOR RELATIONS

(a)	Compliance with Law. Each of the Group Companies has complied in all material respects with all applicable employment and labor laws, including laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

(b)	Employee Benefit Plans. Each of the Group Companies has made all social security contributions (or similar contributions) in respect of or on behalf of all its employees in accordance with Requirements of Law in all material respects. Other than such social security contributions, none of the Group Companies maintains, or contributes to, or has any liability under, any Plan.

(c)	Key Employees. Each Key Employee has entered into an employment agreement and other ancillary agreement(s) on confidentiality and proprietary information, intellectual property right of the Group Companies as well as such Key Employees’ obligations of non-competition and non-solicitation.

(d)	Labor Relations. (i) The Group Companies’ labor practice are in compliance with the applicable Requirements of Law in all material aspects; (ii) there is (A) no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the knowledge of the Company, threatened against any of the Group Companies, and (B) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against any of the Group Companies. To the knowledge of the Company, none of the Key Employees intends to terminate his/her employment with the Group Companies, as applicable. None of the Group Companies has discussed or taken any steps to terminate the employment of any Key Employee. To the knowledge of the Company, each Key Employee spends all, or substantially all, of his/her business time on the business of the Group Companies.

SCHEDULE 2-11

11.	INTELLECTUAL PROPERTY

(a)	The Company and/or an applicable Group Company is the owner of, or, to the knowledge of the Company, has the valid and subsisting license or right to use, all of the Intellectual Property (including the Internet websites) and Technology necessary to operate its existing business.

(b)	Section 11(b) of the Disclosure Schedule lists all material Intellectual Property license agreements which grant Intellectual Property to the Group Companies. Each of the Group Companies has performed in all material aspects, obligations imposed upon it thereunder, and is not, nor to the knowledge of the Company, is any other party thereto, in breach of or default thereunder in any material respect, nor is there any event which with notice or lapse of time or both would constitute a default in any material respect thereunder. To the knowledge of the Company, all of such Intellectual Property license agreements listed on Section 11(b) of the Disclosure Schedule are valid, enforceable and in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except for the termination or expiration pursuant to the terms and provisions thereof.

(c)	None of the Intellectual Property or Technology used, developed, sold, licensed or otherwise exploited by any of the Group Companies, or to the knowledge of the Company, made for, or sold or licensed to any of the Group Companies by any Person infringes upon or otherwise violates any Intellectual Property rights of any third Person, except to the extent that any such infringement or violation, individually or in the aggregate, would not have a Material Adverse Effect.

(d)	To the knowledge of the Company, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Group Companies.

(e)	No employee or any former employee of the Group Companies has made a claim against the Group Companies that any of the Group Companies is utilizing Intellectual Property owned by such employee or former employee.

(f)	None of the Group Companies is a party to or bound by any license or other agreement requiring the payment by any of the Group Companies of any material royalty payment, excluding such agreements relating to Software licensed for use solely on the computers of any of the Group Companies, intra-company license agreements or video-contents related license agreements relating to the ordinary course of business of the Group Companies.

SCHEDULE 2-12

(g)	To the knowledge of the Company, no employee of any of the Group Companies is in material violation of any term of any Patent or invention disclosure agreement, any Patent or invention disclosure provisions in any employment agreement, confidentiality agreement, or any other contract or agreement. To the knowledge of the Company, none of the Key Employees is in material violation of any employment agreement or other employment-related agreement with any of the Group Companies, as applicable.

(h)	None of the Trade Secrets that are material to the business of the Group Companies, wherever located, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed to any Person other than the shareholders and employees of any of the Group Companies, except: (i) as required pursuant to the filing of a Patent application by the Group Companies or (ii) where such disclosure was properly made in the ordinary course of its business or for financing purposes or as required under the Control Documents, in either case subject to an agreement under which the recipient is obliged to maintain the confidentiality of such Trade Secrets and is restrained from further disclosing it or using it other than for the purposes for which it was disclosed by the Group Companies. None of the Group Companies is in material breach of any Contractual Obligations under which confidential information belonging to any Person is made available to the Group Companies.

(i)	It is not necessary for the business of any of the Group Companies as currently conducted to use any Intellectual Property or Technology owned by any director, officer, employee or consultant of any of the Group Companies (or persons the Group Companies presently intends to hire). To the knowledge of the Company, at no time during the conception or reduction to practice of any of the Intellectual Property or Technology of any of the Group Companies was any developer, inventor or other contributor to such Intellectual Property or Technology operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contractual Obligations with any Person other than the Group Companies that could adversely affect the rights of any of the Group Companies to its Intellectual Property or Technology.

(j)	All present and former employees and officers of each of the Group Companies have executed and delivered employment contracts containing proprietary invention provisions with the Group Companies, and are obligated under the terms thereof to assign all inventions made by them during the course of employment that relate to any work assigned and are developed using the financial support, supplies and facilities provided by the Group Companies to the Group Companies. No such employee of any of the Group Companies has excluded works or inventions made prior to his employment with or work for the Group Companies from his assignment of inventions pursuant to such proprietary invention agreements.

(k)	Network Redundancy and Computer Back-up.

(i)	The server hardware and supporting equipment (including communications equipment, terminals and hook-ups that interface with third party computer systems) used in the Company’s and each PRC Entity’s services network provide redundancy and meet industry standards relating to high availability; and

SCHEDULE 2-13

(ii)	Each of the Group Companies has made back-up copies of all material computer Software and databases utilized by it and maintain such Software and databases at a secure off-site location.

12.	RELATED PARTY TRANSACTIONS

(a)	All the transactions between any Group Company and the Related Party have been, in all material respects, entered into on an arm’s length basis, in accordance with all the related party transaction decision-making formalities (if any and applicable) and not against the normal and reasonable interest of the Group Companies.

13.	DISCLOSURE

(a)	No Misrepresentation. No disclosure made against a representation or warranty by the Company in this Agreement (including exhibits and/or schedules thereto) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein, in light of the circumstances under which they were made, not misleading.

(b)	Full Disclosure. The Company has fully provided the Investors with all material information that the Investors have reasonably requested for deciding whether to purchase the Notes.

SCHEDULE 2-14

Schedule 3

Representations and Warranties of the Investors

In this Schedule 3, capitalized terms not otherwise defined have the meanings specified in Schedule 2 to this Agreement, and if not defined therein, have the meanings set forth in Article I of this Agreement.

1. Such Investor is a limited partnership or limited liability company duly organized and validly existing in good standing under the laws of the jurisdiction of its formation.

2. Such Investor has the full power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations contemplated hereby or thereby. The execution and delivery by such Investor of this Agreement and the other Transaction Documents to which it is a party and the performance by such Investor of its obligations contemplated hereby or thereby have been duly authorized by all necessary corporate actions of such Investor. This Agreement is and each of the other Transaction Documents to which it is a party, when executed by such Investor, will be a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

3. Such Investor has had an opportunity to discuss the Group Companies’ business, management, financial affairs and the terms and conditions of the offering of the Notes with the management of the Group Companies and has had an opportunity to review the Group Companies’ facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article III of this Agreement or the right of such Investor to rely thereon.

4. Such Investor is either (i) an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (ii) not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act. Such Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Notes and is capable of bearing the economic risks of such investment.

5. The Notes to be acquired by such Investor pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling the Notes or any part thereof. If such Investor should in the future decide to dispose of any of such Notes, such Investor understands and agrees that it may do so only in compliance with the applicable securities laws, as then in effect, and the provisions in the Notes. Such Investor holds its interest in the Notes for itself beneficially and does not have any contract, undertaking, agreement, or arrangement with any Person to sell or transfer to any third party its interest (including beneficiary interest) in the Notes and is not acting as nominee or trustee or otherwise on behalf of any Person. Such Investor agrees to the imprinting, so long as required by law and to the extent applicable, of a legend on certificates representing all of its Notes and the Conversion Shares issuable upon conversion of its Notes to the following effect:

SCHEDULE 3-1

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][INSTRUMENT] HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED OR IN ANY JURISDICTION, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR OTHERWISE IN COMPLIANCE THEREWITH. THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A “TRANSFER”) AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF A SHAREHOLDERS AGREEMENT AMONG THE COMPANY AND THE SHAREHOLDERS NAMED THEREIN, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY’S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE SHAREHOLDERS AGREEMENT.

6. Such Investor understands that no public market now exists for the Notes or Conversion Shares, and that the Company has not made any assurances that a public market will ever exist for the Notes or Conversion Shares.

7. Such Investor acknowledges that it is not relying upon any Person other than the Company, its officers and directors, in making its investment or decision to invest in the Notes. Such Investor agrees that no Investor or the respective Controlling persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Notes.

SCHEDULE 3-2